Exhibit 10.2

Execution Version

Right of First Offer Agreement
This Right of First Offer Agreement (“Agreement”) is entered into as of February 28, 2020 (the “Effective Date”), by and among each of Pocahontas Royalties LLC, a Delaware limited liability company (“PRL”), Natural Resource Partners L.P. (“NRP”), GP Natural Resource Partners LLC (the “Company”), NRP (GP) LP (the “GP”), and NRP (Operating) LLC (“OLLC” and together with NRP, the Company, and the GP, the “NRP Entities”). Each of PRL and the NRP Entities may hereafter be individually referred to as a “Party” or collectively as the “Parties.”
Recitals
WHEREAS, certain affiliates of the GP, the general partner of NRP, including Corbin J. Robertson, Jr., Western Pocahontas Properties Limited Partnership, and Great Northern Properties Limited Partnership, have formed PRL to acquire Pocahontas Land Company LLC (“PLC”).

WHEREAS, PRL desires to grant to NRP an exclusive right of first offer to acquire the ROFO Assets (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1: Definitions
The following terms when used in this Agreement have the meanings set forth in this Article 1.

“Covered Disposition” means a proposed sale or other Transfer of all or substantially all of the ownership of any ROFO Assets by a Covered Seller. Covered Dispositions include the sale of all or substantially all of the equity or assets of PRL or PLC (including by merger or consolidation).

“Covered Seller” means PRL, PLC or any of their respective Subsidiaries.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of the Company, as defined in the Partnership Agreement.

“NRP Party” means NRP, OLLC or any of their respective Subsidiaries.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of NRP dated as of March 2, 2017, as amended from time to time.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity or organization.

“ROFO Assets” means assets (or entities holding such assets) owned by one or more Covered Sellers with a fair market value exceeding $2 million (individually or in the aggregate). ROFO Assets expressly include, without limitation, any and all of the assets owned by PLC on the date of the acquisition of PLC by PRL; provided, however, that ROFO Assets exclude surface acreage, assets or rights other than surface rights that are appurtenant to or necessary for the development of mineral reserves.

“ROFO Election Deadline” means 10 days after receipt of the ROFO Notice by NRP.

“ROFO Proposal Deadline” means 30 days after receipt of the ROFO Notice by NRP.

“ROFO Notice” means written notice delivered by PRL to the Conflicts Committee that includes a description of the ROFO Assets subject to the proposed Covered Disposition, and any material information that would be reasonably necessary for NRP to make a responsive offer to enter into a Proposed Transaction.

“ROFO Response” means a written offer by NRP that sets forth the terms and conditions pursuant to which NRP would be willing to enter into a binding agreement with PRL for the Proposed Transaction (including, without limitation, the purchase price NRP proposes to pay for the ROFO Asset or ROFO Assets and the other material terms of the Proposed Transaction).

“Proposed Transaction” means the acquisition by an NRP Party of the ROFO Assets from a Covered Seller, as further described in a ROFO Response.

“Subsidiary” means, with respect to any Person, any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” includes, without limitation, any sale, transfer, assignment, lease or conveyance, directly or indirectly, whether through a transfer of assets or equity interests.

Article 2: Right of First Offer
Section 2.1.    Right of First Offer. PRL hereby grants to NRP an exclusive right of first offer, as set forth more fully in this Article 2 (the “ROFO”), to purchase any ROFO Asset that any Covered Seller proposes to Transfer through a Covered Disposition (other than to a Subsidiary of such Covered Seller that remains a Covered Seller and remains subject to the obligations of this Article 2 with respect to such ROFO Asset). PRL agrees that it will not consummate a Covered Disposition of any ROFO Asset to a party other than a NRP Party unless prior to doing so PRL has presented a ROFO Notice to the Conflicts Committee and has otherwise complied with all of its obligations under this Agreement. Any Transfer of any ROFO Assets shall be subject to the ROFO and the procedures specified in this Article 2, which shall be described in the governing documents of PRL.

Section 2.2.    ROFO Response. On or before the ROFO Election Deadline, NRP may provide written notice to PRL whether or not it intends to pursue the Proposed Transaction. If NRP elects to continue to pursue the Proposed Transaction and delivers timely notice of such election to PRL before the ROFO Election Deadline, then NRP shall have the right, on or before the ROFO Proposal Deadline, to deliver to PRL a ROFO Response. In the ROFO Response, NRP may assign its rights and obligations under the ROFO to any NRP Party. The decision whether to submit a ROFO Response and the terms thereof shall be subject to approval by the Conflicts Committee.

Section 2.3.    ROFO Waiver; ROFO Rejection. If NRP fails to make an affirmative election or declines to pursue the Proposed Transaction on or before the ROFO Election Deadline, or if no ROFO Response is delivered to PRL by NRP on or before the ROFO Proposal Deadline, then NRP shall be deemed to have waived its ROFO with respect to such ROFO Asset or ROFO Assets. If NRP delivers a ROFO Response to PRL, PRL may determine, in its sole discretion, not to accept the terms of such ROFO Response. In the event of any of the foregoing events described in this Section 2.3, then PRL shall be free to enter into a Covered Disposition with any third party with respect to the ROFO Asset or ROFO Assets included in the ROFO Notice, on terms and conditions determined in the sole discretion of PRL, free and clear of any obligations of PRL under this Agreement.
Article 3
Section 3.1    Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder.

Section 3.2    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms and provisions of this Agreement.

Section 3.3    Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement does not alter the terms of existing agreements between the Parties. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

Section 3.4    Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Parties hereto (in each of such Party’s sole discretion), except that NRP may assign its rights and obligations under the ROFO to any NRP Party as provided in Section 2.2 of this Agreement.

Section 3.5    GOVERNING LAW. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 3.6    Amendment. Except as expressly provided for herein, this Agreement may be modified, amended or supplemented only by written agreement executed by PRL and NRP, provided, however, that any amendment or modification of this Agreement by NRP, other than immaterial administrative or technical modifications, shall be subject to prior approval of the Conflicts Committee.

Section 3.7    Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 3.8    Counterparts. Any Party may deliver executed signature pages to this Agreement by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

Section 3.9    Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of the Sections, or in any way affect this Agreement.

Section 3.10    Notices. Any notice, request, demand, direction or other communication required or permitted to be given or made under this Agreement to a Party shall be in writing and may be given by electronic transmission, hand delivery, postage prepaid first-class mail delivery, or delivery by a reputable courier service guaranteeing next business day delivery to such Party at its address noted below:

To PRL: 1415 Louisiana Street, 24th Floor Houston, Texas 77002 Attn: John Jeffers E-mail: jjeffers@quintanaminerals.com	To the NRP Entities: 1201 Louisiana Street, 34th Floor Houston, Texas 77002 Attn: Vice President & General Counsel E-mail: kwilson@nrplp.com

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Right of First Offer Agreement as of the Effective Date.

POCAHONTAS ROYALTIES LLC

By:	/s/ Kai Xia
Kai Xia
Executive Vice President

GP NATURAL RESOURCE PARTNERS LLC

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

NRP (OPERATING) LLC

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

Right of First Offer Agreement